Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2014 Results (Unaudited)

First Quarter 2014 Summary

·	Acquired and fully integrated specialty lender Infinity Franchise Holdings
·	Net income of $2.6 million, or $0.15 per fully diluted share
·	Net interest margin of 4.30%
·	Total loans increased 7%
·	Non-interest bearing deposits increased 13%
·	Nonperforming assets to total assets at 0.20%
·	Tangible book value per share increased $0.18 to $9.26

Irvine, Calif., April 23, 2014 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI)(the “Company”), the holding company of Pacific Premier Bank, reported net income for the first quarter of 2014 of $2.6 million, or $0.15 per diluted share, which included merger-related expenses of $626,000 associated with the acquisition of Infinity Franchise Holdings, LLC (“Infinity Franchise Holdings”).

The Company’s acquisition of Infinity Franchise Holdings was consummated on January 30, 2014.  The value of the total consideration paid for Infinity Franchise Holdings was $17.4 million, which was based upon their adjusted net asset value at the closing date. The consideration consisted of 50% cash and 50% of the Company’s common stock. As a result of the consummation of this transaction, we acquired $80.2 million in total assets and $78.8 million of total loans outstanding.

For the fourth quarter of 2013, the Company recorded net income of $4.2 million, or $0.24 per share on a diluted basis, which included merger-related expenses of $203,000.  For the first quarter of 2013, the Company recorded net income of $2.0 million, or $0.13 per share on a diluted basis, which included merger-related expenses of $1.7 million associated with the acquisition of First Associations Bank (“First Associations”).

Excluding merger-related expenses, the Company reported adjusted net income of $3.0 million, or $0.17 per share on a diluted basis, for the first quarter of 2014, compared with $4.3 million, or $0.24 per share on a diluted basis, for the fourth quarter of 2013, and $3.1 million, or $0.20 per share on a diluted basis, for the first quarter of 2013.

For the three months ended March 31, 2014, the Company’s return on average assets was 0.64%, compared with 1.05% for the three months ended December 31, 2013, and 0.67% for the three months ended March 31, 2013.  For the three months ended March 31, 2014, the Company’s return on average tangible common equity was 7.22%, compared with 11.69% for the three months ended December 31, 2013, and 6.06% for the three months ended March 31, 2013.

Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “During the first quarter of 2014, we completed the integration and system conversion of Infinity Franchise Holdings.  The $78.8 million in loans added through the acquisition provides us with attractive risk-adjusted yields.  As a result of the loans added from the acquisition and $46.8 million in new business loan production, our C&I portfolio increased to 21% of total loans outstanding at March 31, 2014, up from 15% at the end of the prior quarter.

“In the first quarter of 2014, our loan portfolio continued to experience solid growth, with a 7% increase in total loans.  However, the portfolio was impacted by $78 million in loan payoffs, which were concentrated in our CRE loan portfolio. With lenders offering fixed rate pricing in the mid to high three percent range, we were not willing to assume that level of interest rate risk to retain the loans.  Looking ahead, we anticipate increasing loan production in the second quarter as our various business lines continue to attract a variety of lending opportunities, which is reflected in the growth of our pipeline to $247 million.”

“We had a very productive quarter from a deposit gathering perspective.  We experienced significant core deposit inflows from new commercial customers and our HOA line of business, which contributed to a $46 million, or 12.6%, increase in our non-interest bearing deposits during the first quarter of 2014.  Our robust deposit growth during the first quarter of 2014 further contributed to our already strong liquidity position and further enhanced our franchise.”

“Our operating expenses during the first quarter of 2014 were higher than our expected run-rate due to $626,000 in merger-related expenses and $549,000 in expenses related to a change in our payment processing system provider and an upgrade to our existing core system.  The switch to a new, more cost-effective and robust payment and core system is expected to result in cost savings over the coming years.  Going forward, we expect to see lower levels of operating expense which should result in an improvement in our profitability as we move through 2014,” said Mr. Gardner.

Net Interest Income and Net Interest Margin

Net interest income totaled $16.6 million in the first quarter of 2014, down $31,000 or 0.2% from the fourth quarter of 2013.  The decrease in net interest income primarily reflected a decrease in the number of days in the quarter and a decrease in net interest margin of 2 basis points to 4.30%, partially offset by an increase in average interest-earning assets of $39.6 million.  The decrease in the net interest margin was impacted by a previously reported $715,000 discount recognized from a loan payoff during the fourth quarter of 2013 that equated to 18 basis points of net interest margin benefit during that quarter.  Excluding that recognized discount, the net interest margin would have increased by an adjusted 16 basis points reflecting an improved mix of higher yielding loans, an increase in loan yield by an adjusted 13 basis points and an increase in interest-earning assets, all of which is primarily attributable to our acquisition of Infinity Franchise Holdings.  Partially offsetting these favorable items was an increase in the cost of interest-bearing liabilities of 3 basis points primarily related to the increase in interest-bearing deposit costs of 2 basis points. The increase in average interest-earning assets during the first quarter of 2014 was primarily related to an increase in our average loan portfolio of $71.2 million and average cash and cash equivalents of $7.7 million, partially offset by a decrease in investment securities of $39.5 million.

Net interest income for the first quarter of 2014 increased $3.7 million or 29.0%, compared to the first quarter of 2013.  The increase in net interest income was primarily related to an increase in interest-earning assets of $436.1 million, primarily related to the acquisition of First Associations and San Diego Trust Bank in the first and second quarters of 2013, respectively, and organic loan growth.  The increase was partially offset by a lower net interest margin, which decreased 32 basis points from the first quarter of 2013 to the first quarter of 2014.  The decrease in the net interest margin was related to the rate on interest-earning assets decreasing more rapidly than the cost of interest-bearing liabilities.  The decrease in interest-earning assets of 44 basis points is mainly attributable to a higher mix of lower yielding investment securities, which were acquired from First Associations and San Diego Trust Bank, and a decrease in our weighted average loan portfolio rate.  The weighted average loan portfolio rate at the end of the first quarter of 2014 was 5.0%, 30 basis points lower than the weighted average loan portfolio rate at the end of the first quarter of 2013 and primarily reflected lower rates on loan originations during the period.  Partially offsetting the lower yield on average interest-earning assets was a decrease in deposit costs of 13 basis points primarily resulting from an improved mix of lower cost deposits acquired from First Associations and San Diego Trust Bank and lower pricing on certificates of deposit.

Provision for Loan Losses

We recorded a $949,000 provision for loan losses during the first quarter of 2014, up from $596,000 for the fourth quarter of 2013 and up from $296,000 for the first quarter of 2013.  The increase in the provision for loan losses in the first quarter of 2014 was attributable to both the changing profile of our loan portfolio and the net charge-off of $464,000 of loans primarily acquired from our FDIC acquisitions.  Net loan charge-offs in the first quarter of 2014 were up $74,000 from the fourth quarter of 2013, and $168,000 from the first quarter of 2013.  Substantially all of the charge-offs in the first quarter of 2014 were attributable to loans that we acquired from our FDIC-assisted transactions.

Noninterest income

Noninterest income for the first quarter of 2014 was $2.1 million, down $565,000 or 21.6% from the fourth quarter of 2013.  The decrease from the prior quarter was primarily related to the following:

·
A $753,000 decrease in gains on the sale of loans.  During the first quarter of 2014, we sold $4.7 million in Small Business Administration (“SBA”) loans at an overall premium of 11% and $4.8 million in commercial non-owner occupied and multi-family loans.  That compares with sales of $10.9 million in SBA loans at a 10% overall premium, and $7.1 million in commercial real estate loans in the fourth quarter of 2013.

·	A $209,000 decrease in other income. During the first quarter of 2014, we recorded a $180,000 market value loss related to loans held for sale that were moved to loans held for investment.
·	A $109,000 decrease in net gains from sale of investment securities.

Partially offsetting these decreases were higher loan servicing fees of $545,000 primarily associated with the receipt of a $500,000 fee related to the assumption of an existing loan.

Compared with the first quarter of 2013, noninterest income for the first quarter of 2014 increased by $328,000 or 19.0%.  The increase was primarily related to higher loan servicing fees of $530,000, primarily associated with the $500,000 fee related to the assumption of an existing loan in the first quarter of 2014, partially offset by lower net gains on sales of loans of $175,000 and other income of $146,000, primarily related to the $180,000 market value loss on loans held for sale.

Noninterest Expense

Noninterest expense totaled $13.5 million for the first quarter of 2014, up $1.5 million or 12.8%, compared with the fourth quarter of 2013.  The increase was primarily related to the following:

·	A $605,000 increase in compensation and benefits costs, primarily related to increases in beginning of the year employer payroll taxes, employee compensation and healthcare cost;
·	A $423,000 increase in merger-related expenses associated with the acquisition of Infinity Franchise Holdings;
·
A $265,000 increase in data processing and communications expense, primarily related to a $357,000 fee paid to terminate services from our payment processing system provider for a new, more cost effective provider;

·	A $253,000 increase in legal, audit and professional fees, primarily associated with $192,000 paid for services related to the upgrade in our core operating system; and
·	A $115,000 increase in deposit expenses, primarily related to increase in deposit transaction accounts.

Partially offsetting these increases were decreases in marketing expense of $135,000 and loan expenses of $111,000.

Compared to the first quarter of 2013, noninterest expense for the first quarter of 2014 increased by $2.4 million or 21.1%.  The increase in expense primarily related to the acquisitions of First Associations during the first quarter of 2013, San Diego Trust Bank in the second quarter of 2013 and Infinity Franchise Holdings in the first quarter of 2014, together with our organic growth.  On a year-over-year basis, compensation and benefits expense increased $1.8 million, due to the addition of employees from the acquisitions, as well as employees added in lending and credit areas to increase our loan production of commercial and industrial (“C&I”) loans, commercial real estate (“CRE”) loans, SBA loans, homeowner association (“HOA”) loans, warehouse facilities and construction loans.  Additionally, on a year-over-year basis, one-time merger-related expense declined by $1.1 million.

The Company’s efficiency ratio was 67.96%, 60.45% and 63.50% for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.  The increase in first quarter efficiency ratio was negatively impacted by combined costs associated with the termination of our payment processing system provider and an upgrade to our existing core system of $549,000 and a market value loss recognized of $180,000 on loans held for sale recorded in our noninterest income.  These items were partially offset by the positive impact from the $500,000 fee paid on the assumption an existing loan.

Income Tax

For the first quarter of 2014, our effective tax rate was 37.3%, compared with a 37.1% for the fourth quarter of 2013 and 37.4% for the first quarter of 2013.

Assets and Liabilities

At March 31, 2014, assets totaled $1.7 billion, up $31.1 million or 1.8% from December 31, 2013, and up $338.6 million or 24.1% from March 31, 2013.  The increase in assets during the first quarter of 2014 was primarily related to the acquisition of Infinity Franchise Holdings, which added assets at the acquisition date of $81.0 million and $5.5 million in goodwill, partially offset by a decrease in investment securities available for sale of $53.9 million.  The increase in assets from March 31, 2013 was primarily related to the acquisition of San Diego Trust Bank, which added assets at the acquisition date of $211.2 million, and Infinity Franchise Holdings, as well as organic loan growth.  In addition, during the period, loans increased $379.9 million inclusive of loans acquired; cash and cash equivalents increased $25.0 million and goodwill from acquisitions increased $11.1 million.  These increases were partially offset by a decrease in investment securities available for sale of $99.0 million.

Investment securities available for sale totaled $202.1 million at March 31, 2014, down $53.9 million or 21.1% from December 31, 2013 and $99.0 million or 32.9% from March 31, 2013.  The decrease in securities available for sale during the first quarter of 2014 was primarily due to sales totaling $56.0 million and principal pay downs of $6.2 million, partially offset by purchases of $5.5 million and increase in market value of $3.4 million.  The decrease in securities from March 31, 2013 was primarily related to sales of $288.5 million and principal pay downs of $34.1 million, partially offset by $124.8 million added from the acquisition of San Diego Trust Bank and $106.8 million of investment security purchases.  The purchase of investment securities primarily related to investing excess liquidity from our bank acquisitions, while the sales were made to help fund loan production and to improve our interest-earning asset mix by redeploying investment funds into loans.

Net loans held for investment totaled $1.3 billion at March 31, 2014, an increase of $84.8 million or 6.9% from December 31, 2013, and an increase of $382.9 million or 41.0% from March 31, 2013.  The increase in loan balances for the first quarter of 2014 was primarily related to increases in C&I loans of $84.8 million, primarily from the acquisition of Infinity Franchise Holdings, construction loans of $16.8 million and commercial owner occupied loans of $2.8 million, partially offset by decreases in multi-family loans of $10.5 million, warehouse facilities loans of $6.5 million and one-to-four family loans of $3.8 million.  The increase in loans from March 31, 2013 included $42.7 million in loans from the San Diego Trust Bank acquisition, and was primarily associated with increases in real estate loans of $244.1 million, commercial and industrial loans of $131.3 million and commercial owner occupied loans of $57.3 million, partially offset by a decrease in warehouse facility loans of $57.9 million.

Loan activity during the first quarter of 2014 included loan originations of $106.2 million, of which $69.5 million were funded at origination, loans acquired from Infinity Franchise Holdings of $78.8 million and loan purchases of $1.8 million, partially offset by loan repayments of $77.6 million, an increase in undisbursed loan funds of $17.7 million and loan sales of $9.5 million.  During the first quarter of 2014, our loan originations were diversified across loan type and included $46.8 million in C&I loans which contained $8.1 million in HOA loans and $6.8 million in franchise business loans, $22.8 million in commercial non-owner occupied loans, $20.4 million in construction loans, $7.6 million in multifamily loans and $5.2 million in SBA loans.  Loan originations for the first quarter of 2014 had a weighted average rate of 4.98%, compared to a weighted average rate of 4.92% in the previous quarter.  At March 31, 2014, our loan to deposit ratio was 92.4%, down from 95.2% at December 31, 2013, but up from 79.8% at March 31, 2013.

March 31, 2014 deposits totaled $1.4 billion, up $128.9 million or 9.9% from December 31, 2013 and up $249.5 million or 21.0% from March 31, 2013.  During the first quarter of 2014, we had deposit increases in noninterest bearing checking of $46.1 million, certificates of deposit of $41.0 million, money market of $25.7 million and checking of $16.4 million.  Within the first quarter of 2014, transaction account increases of approximately $27 million to $30 million were related to seasonal increases in existing HOA management accounts attributed to annual billings and the receipt of homeowner’s dues.  The increase in deposits since March 31, 2013 was primarily related to the San Diego Trust Bank acquisition, which added deposits of $183.9 million at a cost of 23 basis points at the acquisition date, partially offset by declines in deposit levels in the second through fourth quarters in 2013 of $63.3 million, mainly related to purposeful runoff of certificates of deposit, and the deposit activity in first quarter of 2014.

The total end of period weighted average cost of deposits at March 31, 2014 was 0.34%, up from 0.33% at December 31, 2013, but down from 0.37% at March 31, 2013.

At March 31, 2014, total borrowings amounted to $105.8 million, down $108.6 million or 50.6% from December 31, 2013, but up $51.3 million or 94.2% from March 31, 2013.  The change in borrowings primarily related to overnight FHLB advances used to supplement the funding of loans as deposit levels fluctuate.  Additionally, during the first quarter of 2014, repurchase agreement debt related to our HOA business decreased $1.6 million to $17.0 million.  At March 31, 2014, total borrowings represented 6.1% of total assets and had an end of period weighted average cost of 1.22%, compared with 12.5% of total assets at a weighted average cost of 0.63% at December 31, 2013, and 3.9% of total assets at a weighted average cost of 2.29% at March 31, 2013.

Asset Quality

At March 31, 2014, nonperforming assets totaled $3.4 million or 0.20% of total assets, essentially equal to the total and percentage at December 31, 2013, but down from $4.7 million or 0.33% of total assets at March 31, 2013.  During the first quarter of 2014, nonperforming loans increased $423,000 to total $2.7 million and other real estate owned decreased $434,000, related to the sale of a property, to $752,000.

At March 31, 2014, our allowance for loan losses was $8.7 million, up $485,000 from December 31, 2013 and $691,000 from March 31, 2013.  At March 31, 2014, our allowance for loan losses as a percent of nonaccrual loans was 324.8%, down from 364.3% at December 31, 2013, but up from 257.7% at March 31, 2013.  At March 31, 2014, the ratio of allowance for loan losses to total gross loans was 0.66%, equal to the percentage at December 31, 2013, but down from 0.85% at March 31, 2013.  Including the loan fair market value discounts recorded in connection with our acquisitions, the allowance for loan losses to total gross loans ratio was 0.88% at March 31, 2014, compared with 0.93% at December 31, 2013 and 1.33% at March 31, 2013.

Capital Ratios

At March 31, 2014, our ratio of tangible common equity to total assets was 9.30%, with a tangible book value of $9.26 per share and a book value per share of $10.96.

At March 31, 2014, the Pacific Premier Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.26%, tier 1 risked-based capital of 12.06% and total risk-based capital of 12.71%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00% for total risk-based capital.  At March 31, 2014, the Company had a ratio for tier 1 leverage capital of 10.45%, tier 1 risked-based capital of 12.23% and total risk-based capital of 12.88%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on April 23, 2014 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com and an archived version of the webcast will made be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (866) 225-8754, conference ID 4678800 or “Pacific Premier Bancorp.”  Additionally a telephone replay will be made available through April 30, 2014 at (800) 406-7325, conference ID 4678800.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California.  Pacific Premier Bank is a business bank primarily focused on serving small- and medium-sized businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California.  Pacific Premier Bank offers a diverse range of lending products including commercial, CRE, construction, residential warehouse and SBA loans, as well as specialty banking products for HOAs and franchise lending nationwide.  Pacific Premier Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2013 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
ASSETS	2014	2013	2013	2013	2013
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$124,143	$126,787	$61,393	$103,946	$99,431
Federal funds sold	276	26	26	26	27
Cash and cash equivalents	124,419	126,813	61,419	103,972	99,458
Investment securities available for sale	202,142	256,089	282,846	313,047	301,160
FHLB/Federal Reserve Bank/TIB stock, at cost	14,104	15,450	10,827	11,917	10,974
Loans held for sale, net	-	3,147	3,176	3,617	3,643
Loans held for investment	1,325,372	1,240,123	1,138,969	1,055,430	941,828
Allowance for loan losses	(8,685)	(8,200)	(7,994)	(7,994)	(7,994)
Loans held for investment, net	1,316,687	1,231,923	1,130,975	1,047,436	933,834
Accrued interest receivable	5,865	6,254	5,629	5,766	4,898
Other real estate owned	752	1,186	1,186	1,186	1,561
Premises and equipment	9,643	9,864	9,829	9,997	8,862
Deferred income taxes	9,180	8,477	9,029	8,644	2,646
Bank owned life insurance	26,240	24,051	23,862	23,674	17,701
Intangible assets	6,374	6,628	6,881	7,135	4,463
Goodwill	22,950	17,428	17,428	18,234	11,854
Other assets	6,926	6,877	5,933	3,833	5,601
TOTAL ASSETS	$1,745,282	$1,714,187	$1,569,020	$1,558,458	$1,406,655
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$412,871	$366,755	$363,606	$345,063	$316,536
Interest bearing	1,022,332	939,531	920,528	969,126	869,183
Total deposits	1,435,203	1,306,286	1,284,134	1,314,189	1,185,719
FHLB advances and other borrowings	95,506	204,091	86,474	48,082	44,191
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Accrued expenses and other liabilities	15,403	18,274	16,948	17,066	8,846
TOTAL LIABILITIES	1,556,422	1,538,961	1,397,866	1,389,647	1,249,066
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 25,000,000 shares authorized; shares issued and outstanding of 17,224,977, 16,656,279, 16,641,991, 16,635,786 and 15,437,531 at March 31, 2014, December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013, respectively	172	166	166	166	154
Additional paid-in capital	152,325	143,322	143,014	142,759	128,075
Retained earnings	37,447	34,815	30,611	27,545	27,794
Accumulated other comprehensive income (loss), net of tax (benefit) of ($757), ($2,152), ($1,843), ($1,160) and $1,095 at March 31, 2014, December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013, respectively	(1,084)	(3,077)	(2,637)	(1,659)	1,566
TOTAL STOCKHOLDERS’ EQUITY	188,860	175,226	171,154	168,811	157,589
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,745,282	$1,714,187	$1,569,020	$1,558,458	$1,406,655

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
INTEREST INCOME	(Unaudited)	(Unaudited)	(Unaudited)
Loans	$16,585	$16,303	$13,396
Investment securities and other interest-earning assets	1,437	1,670	839
Total interest income	18,022	17,973	14,235
INTEREST EXPENSE
Deposits	1,069	968	1,019
FHLB advances and other borrowings	243	262	240
Subordinated debentures	75	77	77
Total interest expense	1,387	1,307	1,336
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	16,635	16,666	12,899
PROVISION FOR LOAN LOSSES	949	596	296
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,686	16,070	12,603
NONINTEREST INCOME
Loan servicing fees	856	311	326
Deposit fees	454	491	440
Net gain from sales of loans	548	1,301	723
Net gain from sales of investment securities	62	171	-
Other-than-temporary impairment recovery (loss) on investment securities, net	13	15	(30)
Gain on FDIC transaction	-	-	-
Other income	119	328	265
Total noninterest income	2,052	2,617	1,724
NONINTEREST EXPENSE
Compensation and benefits	6,891	6,286	5,097
Premises and occupancy	1,588	1,575	1,293
Data processing and communications	1,131	866	635
Other real estate owned operations, net	13	8	37
FDIC insurance premiums	237	212	140
Legal, audit and professional expense	593	340	595
Marketing expense	176	311	206
Office and postage expense	369	353	263
Loan expense	184	295	248
Deposit expense	761	646	160
Merger related expense	626	203	1,745
Other expense	972	914	760
Total noninterest expense	13,541	12,009	11,179
NET INCOME BEFORE INCOME TAX	4,197	6,678	3,148
INCOME TAX	1,565	2,474	1,176
NET INCOME	$2,632	$4,204	$1,972

EARNINGS PER SHARE
Basic	$0.15	$0.26	$0.14
Diluted	$0.15	$0.24	$0.13

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	17,041,594	16,648,676	14,355,407
Diluted	17,376,001	17,486,083	15,117,216

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Profitability and Productivity
Net interest margin	4.30%	4.32%	4.62%
Noninterest expense to average total assets	3.27	2.99	3.82
Efficiency ratio (1)	67.96	60.45	63.50
Return on average assets	0.64	1.05	0.67
Return on average equity	5.77	9.69	5.65

Asset and liability activity
Loans originated and purchased	$186,853	$201,633	$116,258
Repayments	(77,555)	(69,389)	(45,244)
Loans sold	(9,508)	(17,995)	(5,048)
Increase (decrease) in loans, net	81,617	100,919	(40,417)
Increase in assets	31,095	145,167	232,863
Increase in deposits	128,917	22,152	280,951
Increase (decrease) in borrowings	(108,585)	117,617	(71,309)

(1) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	Average Balance Sheet
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$70,341	$27	0.16%	$62,647	$24	0.15%	$69,143	$37	0.22%
Federal funds sold	192	-	-	26	-	-	27	-	-
Investment securities	243,847	1,410	2.31	283,334	1,646	2.32	134,895	802	2.38
Loans receivable, net (1)	1,254,407	16,585	5.36	1,183,209	16,303	5.47	928,577	13,396	5.85
Total interest-earning assets	1,568,787	18,022	4.65%	1,529,216	17,973	4.67%	1,132,642	14,235	5.09%
Noninterest-earning assets	87,095			78,684			38,911
Total assets	$1,655,882			$1,607,900			$1,171,553
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$137,658	$38	0.11%	$119,092	$41	0.14%	$34,761	$8	0.09%
Money market	435,188	314	0.29	428,363	307	0.28	263,923	175	0.27
Savings	75,904	28	0.15	76,980	28	0.14	80,954	35	0.18
Time	329,026	689	0.85	294,292	592	0.80	350,304	801	0.93
Total interest-bearing deposits	977,776	1,069	0.44	918,727	968	0.42	729,942	1,019	0.57
FHLB advances and other borrowings	85,019	243	1.16	122,786	262	0.85	44,769	240	2.17
Subordinated debentures	10,310	75	2.95	10,310	77	2.96	10,310	77	3.03
Total borrowings	95,329	318	1.35	133,096	339	1.01	55,079	317	2.33
Total interest-bearing liabilities	1,073,105	1,387	0.52%	1,051,823	1,307	0.49%	785,021	1,336	0.69%
Noninterest-bearing deposits	389,513			364,735			237,081
Other liabilities	10,951			17,887			9,766
Total liabilities	1,473,569			1,434,445			1,031,868
Stockholders' equity	182,313			173,455			139,685
Total liabilities and equity	$1,655,882			$1,607,900			$1,171,553
Net interest income		$16,635			$16,666			$12,899
Net interest rate spread (2)			4.13%			4.18%			4.40%
Net interest margin (3)			4.30%			4.32%			4.62%
Ratio of interest-earning assets to interest-bearing liabilities			146.19%			145.39%			144.28%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Loan Portfolio
Business loans:
Commercial and industrial	$271,877	$187,035	$173,720	$146,240	$140,592
Commercial owner occupied (1)	223,848	221,089	222,162	201,802	166,571
SBA	11,045	10,659	6,455	5,820	5,116
Warehouse facilities	81,033	87,517	49,104	135,317	138,935
Real estate loans:
Commercial non-owner occupied	333,490	333,544	304,979	295,767	256,015
Multi-family	223,200	233,689	218,929	172,797	139,100
One-to-four family (2)	141,469	145,235	152,667	84,672	87,109
Construction	29,857	13,040	2,835	2,135	-
Land	6,170	7,605	7,371	10,438	7,863
Other loans	3,480	3,839	3,793	4,969	4,690
Total gross loans (3)	1,325,469	1,243,252	1,142,015	1,059,957	945,991
Less loans held for sale, net	-	(3,147)	(3,176)	(3,617)	(3,643)
Total gross loans held for investment	1,325,469	1,240,105	1,138,839	1,056,340	942,348
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	(97)	18	130	(910)	(520)
Allowance for loan losses	(8,685)	(8,200)	(7,994)	(7,994)	(7,994)
Loans held for investment, net	$1,316,687	$1,231,923	$1,130,975	$1,047,436	$933,834

Asset Quality
Nonaccrual loans	$2,674	$2,251	$1,153	$2,032	$3,102
Other real estate owned	752	1,186	1,186	1,186	1,561
Nonperforming assets	$3,426	$3,437	$2,339	$3,218	$4,663
Allowance for loan losses	8,685	8,200	7,994	7,994	7,994
Allowance for loan losses as a percent of total nonperforming loans	324.79%	364.28%	693.32%	393.41%	257.70%
Nonperforming loans as a percent of gross loans	0.20	0.18	0.10	0.19	0.33
Nonperforming assets as a percent of total assets	0.20	0.20	0.15	0.21	0.33
Net loan charge-offs for the quarter ended	$464	$390	$646	$322	$296
Net loan charge-offs for quarter to average total loans, net	0.15%	0.13%	0.25%	0.13%	0.13%
Allowance for loan losses to gross loans	0.66	0.66	0.70	0.75	0.85

Delinquent Loans:
30 - 59 days	$118	$969	$724	$669	$58
60 - 89 days	32	-	214	580	1,077
90+ days (4)	1,427	1,143	111	1,073	1,881
Total delinquency	$1,577	$2,112	$1,049	$2,322	$3,016
Delinquency as a % of total gross loans	0.12%	0.17%	0.09%	0.22%	0.32%

(1) Majority secured by real estate.
(2) Includes second trust deeds.
(3) Total gross loans for March 31, 2014 are net of the unaccreted mark-to-market discounts on Canyon National loans of $1.8 million, on Palm Desert National loans of $2.2 million, and on San Diego Trust loans of $115,000 and of the mark-to-market premium on First Associations loans of $53,000.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Deposit Accounts
Noninterest-bearing	$412,871	$366,755	$363,606	$345,063	$316,536
Interest-bearing:
Checking	137,285	120,886	106,740	124,790	115,541
Money market	453,261	427,577	446,885	425,884	323,709
Savings	76,087	76,412	80,867	81,277	80,578
Time	355,699	314,656	286,036	337,175	349,355
Total interest-bearing	1,022,332	939,531	920,528	969,126	869,183
Total deposits	$1,435,203	$1,306,286	$1,284,134	$1,314,189	$1,185,719

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.26%	10.03%	10.02%	10.97%	12.55%
Tier 1 risk-based capital ratio	12.06%	12.34%	13.28%	13.34%	14.43%
Total risk-based capital ratio	12.71%	12.97%	13.96%	14.07%	15.23%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.45%	10.29%	10.19%	11.15%	12.84%
Tier 1 risk-based capital ratio	12.23%	12.54%	13.48%	13.54%	14.61%
Total risk-based capital ratio	12.88%	13.17%	14.16%	14.27%	15.40%
Tangible common equity ratio (1)	9.30%	8.94%	9.51%	9.36%	10.16%

Share Data
Book value per share	$10.96	$10.52	$10.28	$10.15	$10.21
Tangible book value per share (1)	9.26	9.08	8.82	8.62	9.15
Closing stock price	16.14	15.74	13.42	12.22	13.15

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

GAAP Reconciliations

For periods presented below, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses in period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	March 31,	December 31,	March 31,
	2014	2013	2013

Net income	$2,632	$4,204	$1,972
Plus merger related expenses, net of tax	393	128	1,093
Adjusted net income	$3,025	$4,332	$3,065

Diluted earnings per share	$0.15	$0.24	$0.13
Plus merger related expenses, net of tax	0.02	0.00	0.07
Adjusted diluted earnings per share	$0.17	$0.24	$0.20

For periods presented below, adjusted net income and adjusted average tangible common equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by adjusting net income for the effect of CDI amortization and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	March 31,	December 31,	March 31,
	2014	2013	2013

Net income	$2,632	$4,204	$1,972
Less: Tax effected CDI amortization	159	159	58
Adjusted net income	$2,791	$4,363	$2,030

Average stockholders' equity	$182,313	$173,455	$139,685
Less: Average core deposit intangible	6,501	6,755	2,923
Less: Average goodwill	21,109	17,428	2,107
Average tangible common equity	$154,703	$149,272	$134,655

Return on average tangible common equity	7.22%	11.69%	6.03%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013

Total stockholders' equity	$188,860	$175,226	$171,154	$168,811	$157,589
Less: Intangible assets	(29,324)	(24,056)	(24,309)	(25,369)	(16,317)
Tangible common equity	$159,536	$151,170	$146,845	$143,442	$141,272

Book value per share	$10.96	$10.52	$10.28	$10.15	$10.21
Less: Intangible book value per share	(1.70)	(1.44)	(1.46)	(1.53)	(1.06)
Tangible book value per share	$9.26	$9.08	$8.82	$8.62	$9.15

Total assets	$1,745,282	$1,714,187	$1,569,020	$1,558,458	$1,406,655
Less: Intangible assets	(29,324)	(24,056)	(24,309)	(25,369)	(16,317)
Tangible assets	$1,715,958	$1,690,131	$1,544,711	$1,533,089	$1,390,338

Tangible common equity ratio	9.30%	8.94%	9.51%	9.36%	10.16%